                                                                    EXHIBIT 2.2


               AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF
               JANUARY 28, 1999, BY AND AMONG NET ROADSHOW, INC.,
                     NRS ACQUISITION, INC. AND THE COMPANY

                               TABLE OF CONTENTS

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                                                                                                                Page

ARTICLE I  DEFINITIONS

          Definitions..............................................................................................1

ARTICLE II  THE MERGER

          Section 2.1.   The Merger................................................................................4

          Section 2.2.   Closing; Effective Time...................................................................4

          Section 2.3.   Articles of Incorporation.................................................................4

          Section 2.4.   Bylaws....................................................................................5

          Section 2.5.   Directors and Officers....................................................................5

ARTICLE III  CONVERSION OF SHARES; SHAREHOLDER APPROVAL

          Section 3.1.   Effect on Capital Stock...................................................................5

          Section 3.2.   Escrow....................................................................................5

          Section 3.3.   Dissenting Shares.........................................................................6

          Section 3.4.   Exchange of Certificates..................................................................6

          Section 3.5.   Treatment of Fractional Shares............................................................6

          Section 3.6.   Shareholders' Meeting.....................................................................6

          Section 3.7.   Tax and Accounting Consequences...........................................................6

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Section 4.1.   Corporate Organization....................................................................7

          Section 4.2.   Capital Stock.............................................................................7

          Section 4.3.   Subsidiaries..............................................................................7

          Section 4.4.   Corporate Authority.......................................................................7

          Section 4.5.   Financial Statements......................................................................8

          Section 4.6.   Operations Since December 31, 1998........................................................8

          Section 4.7.   No Undisclosed Liabilities................................................................9

          Section 4.8.   Taxes.....................................................................................9
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
          Section 4.9.   Governmental Permits....................................................................10

          Section 4.10.  Real Property...........................................................................10

          Section 4.11.  Real Property Leases....................................................................10

          Section 4.12.  Intellectual Property...................................................................11

          Section 4.13.  Labor Relations.........................................................................11

          Section 4.14.  Employee Benefit Plans..................................................................11

          Section 4.15.  Contracts...............................................................................12

          Section 4.16.  No Violation, Litigation or Regulatory Action...........................................12

          Section 4.17.  Insurance...............................................................................13

          Section 4.18.  Certain Transactions or Arrangements....................................................13

          Section 4.19.  Customer and Supplier Relationships.....................................................13

          Section 4.20.  Finders.................................................................................13

          Section 4.21.  Disclosure..............................................................................13

          Section 4.22.  Bank Accounts...........................................................................13

          Section 4.23.  Payment of Certain Expenses.............................................................13

          Section 4.24.  Year 2000...............................................................................13

          Section 4.25.  Distributions...........................................................................14

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

          Section 5.1.   Organization............................................................................14

          Section 5.2.   Authority...............................................................................14

          Section 5.3.   No Finder...............................................................................14

          Section 5.4.   Absence of Proceedings..................................................................15

          Section 5.5.   Capitalization..........................................................................15

          Section 5.6.   Financial Statements....................................................................15

          Section 5.7.   SEC Reports.............................................................................15

          Section 5.8.   Absence of Adverse Changes..............................................................15

          Section 5.9.   Governmental Consents...................................................................15
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ARTICLE VI  ADDITIONAL COVENANTS
          Section 6.1.   Investigation of the Company by Parent..................................................16

          Section 6.2.   Certain Agreements......................................................................16

          Section 6.3.   Operations Prior to the Effective Time..................................................16

          Section 6.4.   No Public Announcement..................................................................18

          Section 6.5.   Governmental Filings; Consents..........................................................18

          Section 6.6.   Employee Benefits.......................................................................18

          Section 6.7.   Affiliates of the Company and Parent....................................................18

          Section 6.8.   Funding of Certain Obligations..........................................................18

ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO

          Section 7.1.   No Misrepresentation or Breach of Covenants and Warranties..............................19

          Section 7.2.   Resignations of Directors...............................................................19

          Section 7.3.   Litigation..............................................................................19

          Section 7.4.   Necessary Approvals and Consents........................................................19

          Section 7.5.   Corporate Action........................................................................19

          Section 7.6.   Adoption of Agreement...................................................................19

          Section 7.7.   Pooling of Interests....................................................................19

          Section 7.8.   Noncompetition Agreements...............................................................20

          Section 7.9.   Withholding Taxes.......................................................................20

          Section 7.10.  Opinion.................................................................................20

ARTICLE VIII  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

          Section 8.1.   No Misrepresentation or Breach of Covenants and Warranties..............................20

          Section 8.2.   Litigation..............................................................................20

ARTICLE IX  TERMINATION

          Section 9.1.   Termination.............................................................................20

          Section 9.2.   No Liability Upon Termination...........................................................21
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ARTICLE X  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION PROVISIONS
          Section 10.1.  Survival of Representations and Warranties..............................................21

          Section 10.2.  Indemnification.........................................................................21

          Section 10.3.  Appointment of Representative...........................................................21

          Section 10.4.  Control of Actions and Proceedings......................................................21

ARTICLE XI  ESCROW ARRANGEMENTS

          Section 11.1.  Escrow Term.............................................................................22

          Section 11.2.  Notice of Claims........................................................................22

          Section 11.3.  Resolution of Notice of Claims and Transfer of Escrow Stock.............................22

          Section 11.4.  Rights Relating to Escrow Stock.........................................................23

ARTICLE XII  GENERAL PROVISIONS

          Section 12.1.  Notices.................................................................................23

          Section 12.2.  Partial Invalidity......................................................................24

          Section 12.3.  Execution in Counterparts...............................................................24

          Section 12.4.  Governing Law...........................................................................24

          Section 12.5.  Assignment; Successors and Assigns......................................................24

          Section 12.6.  Titles and Headings.....................................................................24

          Section 12.7.  Schedules and Exhibits..................................................................24

          Section 12.8.  Entire Agreement; Amendments............................................................25

          Section 12.9.  Waivers.................................................................................25

          Section 12.10. Specific Performance....................................................................25
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


                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is dated as of January 28, 1999, by and among Net Roadshow, Inc., a Georgia corporation (the "Company") and broadcast.com inc., a Delaware corporation ("Parent") and NRS Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("MergerCo") .

                              W I T N E S S E T H

         WHEREAS, MergerCo is a recently formed Delaware corporation organized for the purpose of effecting the transactions contemplated by this Agreement;

         WHEREAS, Parent is the owner of all of the issued and outstanding shares of the capital stock of MergerCo;

         WHEREAS, the parties hereto intend that the transactions contemplated by this Agreement constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

         WHEREAS, the respective Boards of Directors of MergerCo and the Company deem it advisable and in the best interests of MergerCo and the Company, respectively, and their respective shareholders, that MergerCo merge with and into the Company (the "Merger") pursuant to this Agreement and the articles of merger (the "Merger Agreement") substantially in the form of Exhibit A attached hereto, with the result that the Company will become a wholly-owned subsidiary of Parent and the shares of capital stock of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (as defined in Section 2.2) will be converted into the right to receive shares of Common Stock issued by Parent;

         WHEREAS, to induce Parent and MergerCo to enter into this Agreement, the shareholders of the Company have entered into a Shareholder Voting Agreement pursuant to which such shareholders have agreed to vote in favor of the transactions contemplated hereby and to take certain additional actions with respect thereto;

         WHEREAS, for accounting purposes it is intended that the Merger shall be accounted for as a pooling of interests transaction;

         WHEREAS, as a further condition and inducement to Parent's willingness to enter into this Agreement, certain employees of the Company who are also shareholders of the Company have, concurrently with the execution of this Agreement, executed and delivered non-competition agreements which agreements shall only become effective at the Effective Time; and

         WHEREAS, the Company, MergerCo and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         In addition to the other words and terms defined elsewhere in the Agreement, as used in this Agreement, the following words and terms have the meanings specified or referred to below:

         "Affiliate" means, a Person that directly or indirectly controls, is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management policies of such other Person, whether through the ownership of securities, by contract or otherwise.

         "Affiliate Letter" has the meaning specified in Section 6.7.

         "BCC" has the meaning specified in Section 2.1.

         "Certificate" has the meaning specified in Section 3.4.

         "Closing" has the meaning specified in Section 2.2.

         "Closing Date" has the meaning specified in Section 2.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning specified in the preamble to this Agreement.

         "Company Common Stock" has the meaning specified in Section 4.2.

         "Company Group" has the meaning specified in Section 4.14.

         "December Balance Sheet" has the meaning specified in Section 4.5.

         "Deductible" has the meaning specified in Section 10.2.

         "Deficiency or "Deficiencies" has the meaning specified in Section
10.2.

         "Defined Benefit Plan" has the meaning specified in Section 4.14.

         "Dissenting Shares" has the meaning specified in Section 3.3.

         "Effective Time" has the meaning specified in Section 2.2.

         "Employee Benefit Plan" has the meaning specified in Section 4.14.

         "Employee Plan" has the meaning specified in Section 4.14.

         "Encumbrance" means any lien, claim, charge, security, interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other encumbrance or restriction of any kind.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow" has the meaning specified in Section 3.2.

         "Escrow Stock" has the meaning specified in Section 11.1.

         "Escrow Term" has the meaning specified in Section 11.1.

         "Exchange Ratio" means the number of shares of Parent Common Stock to be issued pursuant to this Agreement in exchange for one Share.

         "Financial Statements" has the meaning specified in Section 4.5.

         "Governmental Body" means any federal, state, local or foreign court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         "Governmental Permits" has the meaning specified in Section 4.9.

         "Intellectual Property" has the meaning specified in Section 4.12(a).

         "IRS" means the Internal Revenue Service.

         "Material Adverse Effect" means a material adverse effect on (i) the financial condition or results of operations of the Company other than changes resulting from general economic conditions in the United States or general conditions in the financial services industry in the United States or (ii) the ability of the Company to consummate the transactions contemplated hereby.

         "Merger" has the meaning specified in the preamble to this Agreement.

         "Merger Agreement" has the meaning specified in the preamble to this Agreement.

         "MergerCo" has the meaning specified in the preamble to this Agreement.

         "Merger Consideration" has the meaning specified in Section 3.1(c).

         "Multiemployer Plan" has the meaning specified in Section 4.14(a).

         "Notice of Claims" has the meaning specified in Section 11.2(a).

         "Parent" has the meaning specified in the preamble to this Agreement.

         "Parent Common Stock" means the common stock of Parent, $0.01 par value per share.

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions of said Corporation.

         "Permitted Encumbrances" means only with respect to real estate and interests therein, easements, covenants, conditions, restrictions and other matters of record, and incidental mechanics' and other similar liens, none of which, individually or in the aggregate, materially affect the value of, or marketability of title to, the property subject thereto or the use to which such property is presently put.

         "Person" means and includes an individual, a partnership, a corporation, a trust, a joint venture, other similar entities, an unincorporated organization and any governmental or regulatory body or other agency or authority.

         "Redemption Rights" has the meaning specified in Section 4.2.

         "Relative" means a person's parents, children, siblings and spouse, parents and siblings of such parent's spouse and the spouses of such person's children and siblings, such relation by either blood or adoption.

         "Representative" has the meaning specified in Section 10.3.

         "Returns" has the meaning specified in Section 4.8(a).

         "SEC" means the Securities and Exchange Commission.

         "SEC Reports" has the meaning specified in Section 5.7.

         "Secretary of State" means the Secretary of State of the State of Georgia.

         "Shareholder Group" has the meaning specified in Section 10.2.

         "Shareholders' Approval" has the meaning specified in Section 3.6.

         "Shares" has the meaning set forth in the preamble of this Agreement.

         "Sublease" has the meaning specified in Section 4.11.

         "Subsidiary" shall mean, as of the applicable point in time, with respect to any Person, each corporation, partnership, joint venture or other entity, of which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

         "Surviving Corporation" has the meaning specified in Section 2.1.

         "Tax" or "Taxes" has the meaning specified in Section 4.8(a).

         "Treasury Regulations" has the meaning specified in Section 4.8(d).

         "USRPHC" has the meaning specified in Section 4.8(d).

         "Year 2000 Compliant" has the meaning specified in Section 4.24.

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.1. THE MERGER. Subject to the terms and conditions of this Agreement and the Merger Agreement, at the Effective Time (as defined in Section 2.2 hereof) and in accordance with the applicable provisions of the Georgia Business Corporation Code of the State of Georgia (the "BCC"), MergerCo will be merged with and into the Company and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of MergerCo shall cease and the other effects of the Merger shall be as set forth in applicable provisions of the BCC. The name of the Surviving Corporation shall continue to be Net Roadshow, Inc. To effectuate the Merger, MergerCo and the Company shall, concurrently with the Closing (as hereafter defined), execute and file, among other things, a Certificate of Merger in the office of the Secretary of State of the State of Georgia ("Secretary of State") in accordance with the applicable provisions of the BCC.

         SECTION 2.2. CLOSING; EFFECTIVE TIME. Subject to the provisions of Articles VII and VIII, the closing of the Merger (the "Closing") shall take place in New York, New York at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, as soon as practicable but in no event later than 10:00 a.m. New York time on the third business day after the date on which each of the conditions set forth in Articles VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, MergerCo and the Company shall cause a Certificate of Merger to be executed and filed with the Secretary of State in accordance with the BCC. The Merger shall become effective as of the date and time of such filing (the "Effective Time").

         SECTION 2.3. ARTICLES OF INCORPORATION. At the Effective Time, and without any further action on the part of the Company or MergerCo, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

         SECTION 2.4. BYLAWS. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the bylaws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

         SECTION 2.5. DIRECTORS AND OFFICERS. The directors and officers of MergerCo immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and shall qualify or their earlier resignation or removal.

                                  ARTICLE III

                   CONVERSION OF SHARES; SHAREHOLDER APPROVAL

         SECTION 3.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of MergerCo:

         (a) Common Stock of MergerCo. Each share of common stock of MergerCo, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation.

         (b) Parent and MergerCo-Owned Stock. Each Share owned by Parent, MergerCo or any Affiliate of Parent or MergerCo shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Shares. All other issued and outstanding Shares and all rights existing with respect thereto shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be converted into that number of fully paid and nonassessable shares of Parent Common Stock (the "Merger Consideration") equal to the following fraction:

             (i) the numerator shall be 464,550; and

             (ii) the denominator shall be the number of Shares immediately prior to the Effective Time; provided, however, that "Dissenting Shares" (as hereafter defined) shall be governed by Section 3.3 hereof and provided further that cash will be paid in lieu of any fractional shares as provided in Section 3.5.

         (d) Certain Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Shares), reorganization, recapitalization or other like change with respect to Parent Common Stock or Shares occurring after the date hereof and prior to the Effective Time, including, if paid, the stock dividend anticipated to be mailed or delivered on or about February 11, 1999 to the stockholders of Parent of record at the close of business on February 1, 1999.

         SECTION 3.2. ESCROW. At the Closing, Parent shall place into escrow (the "Escrow") 23,228 shares of Parent Common Stock. The Escrow will serve as a fund for the indemnity obligations set forth in Article X hereof. Such shares of the Parent Common Stock represent the aggregate number of shares to be contributed to the Escrow by the holders of record of Shares immediately prior to the Effective Time, the allocation of which shall be set forth in Schedule
3.2 in proportion to the respective shareholdings of such holders. Article XI sets forth the arrangements with respect to the Escrow.

         SECTION 3.3. DISSENTING SHARES. Shares entitled to a right to dissent under Article 13 of the BCC (the "Dissenting Shares") shall have only such rights as are afforded to the holder thereof by the provisions of Article 13 of the BCC.

         SECTION 3.4. EXCHANGE OF CERTIFICATES. Subject to the provisions regarding the treatment of fractional shares herein and after deduction of the contributions of the shareholders of the Company to the Escrow as specified in
Section 3.2 and Article XI, Parent shall, as promptly as practicable after the Effective Time, make available stock certificates representing the shares of Parent Common Stock issued in the Merger to the persons legally entitled thereto upon surrender of certificates which immediately prior to Effective Time represented Shares. At the Effective Time, each Share converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares (a "Certificate") shall, to the extent such Certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, upon surrender of such Certificate. After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or for any other reason, they shall be canceled and exchanged for Parent Common Stock and cash in lieu of any fractional share as provided in this Article III, except as otherwise provided by law and as adjusted for any dividends paid or other distributions made after the Effective Time with respect to Parent Common Stock, if the record date set for such dividends or distributions is a date occurring after the Effective Time.

         SECTION 3.5. TREATMENT OF FRACTIONAL SHARES. No fractional share of Parent Common Stock nor scrip certificate for such fractional share shall be issued in the Merger. In lieu thereof, any holder of Shares otherwise entitled to receive a fractional share of Parent Common Stock shall be paid an amount in cash equal to the value of such fractional share interest based on the closing price per whole share of Parent Common Stock as reported on the NASDAQ National Market on the last trading day prior to the Effective Time. If more than one Certificate representing Shares shall be surrendered at one time for the account of the same shareholder, the number of full shares of Parent Common Stock for which such Certificates shall be delivered shall be computed on the basis of the aggregate number of Shares represented by such Certificates so surrendered.

         SECTION 3.6. SHAREHOLDERS' MEETING. The Company shall, as promptly as practicable following the date of this Agreement, (i) take all action necessary in accordance with applicable law to convene a meeting of, or obtain a written consent from, its shareholders for the purpose of considering, approving and adopting this Agreement and the transactions contemplated hereby (the "Shareholders' Approval"), (ii) include in the notice for such Shareholders' Approval the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and (iii) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its shareholders.

         SECTION 3.7. TAX AND ACCOUNTING CONSEQUENCES.

         (a) It is intended by the parties hereto that the merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto adopt this agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

         (b) It is intended by the parties hereto that the merger shall qualify for accounting treatment as a pooling of interests.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to Parent and MergerCo to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and MergerCo as follows:

         SECTION 4.1. CORPORATE ORGANIZATION. The Company is a corporation duly organized, legally existing and in good standing under the laws of the State of Georgia. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification (except where the failure to so qualify would not have a Material Adverse Effect). The Company has all requisite corporate power to own or lease and to operate and use its properties and assets and to carry on its business as currently conducted and as currently proposed to be conducted by the Company. The Company has delivered or made available to Parent and MergerCo complete and correct copies of its Articles of Incorporation and Bylaws, each as in effect on the date hereof. Prior to the date hereof, the Company has not been a subsidiary of any other corporation or entity.

         SECTION 4.2. CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $1.00 per share (the "Company Common Stock"). As of the date hereof, 10,075 shares of Company Common Stock are issued and outstanding and are owned by the Persons and in the amounts set forth on Schedule 4.2 hereof. There are no options to purchase or rights to acquire shares of Company Common Stock or other equity position in the Company. None of the issued and outstanding shares of capital stock of the Company has been issued in violation of, or is subject to, any preemptive or any subscription rights. Except for the right of the Company to redeem under certain circumstances the shares of Company Common Stock issued to certain individuals pursuant to employment agreements between such individual and the Company as described on Schedule 4.2 (the "Redemption Rights"), and as provided in this Agreement and the transactions contemplated hereby, there are no agreements, arrangements, warrants, options, puts, calls, rights, option or other employee benefit plans or other commitments or understandings of any nature to which the Company or any shareholder of the Company is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of Company Common Stock or other securities of the Company. The names of each of the record holders who is subject to the Redemption Rights are set forth on
Schedule 4.2. As of the Effective Time, no Redemption Rights shall remain outstanding. All of the outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and nonassessable, free of any preemptive or subscription rights, free and clear of all Encumbrances and were issued in compliance with all applicable securities laws. The Company is not in active discussions, formal or informal, with any person or entity regarding the issuance of any form of additional equity securities of the Company that has not been issued or committed to prior to the date of this Agreement. Except as provided in this Agreement and other transaction documents or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of shares of Company Common Stock.

         SECTION 4.3. SUBSIDIARIES. The Company has no Subsidiaries. Except for a 1.0% equity interest in Talkpoint Communications, Inc., the Company does not own, directly or indirectly, any voting securities or other equity interests of any Person.

         SECTION 4.4. CORPORATE AUTHORITY.

         (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions, subject to the conditions set forth herein, contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company and constitutes, and each other instrument contemplated hereby or thereby, when executed and delivered by the Company, will constitute, the valid and binding obligation of the Company enforceable in accordance with its terms.

         (b) Except as set forth in Schedule 4.4, neither the execution and delivery by the Company of this Agreement or of any of the other instruments contemplated hereby, nor the consummation by the Company of any of the transactions contemplated hereby, nor compliance by the Company with or fulfillment thereby of the terms, conditions and provisions hereof will:

             (i) violate any provision of the Company's articles of incorporation or bylaws;

             (ii) result in the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), any debt obligation of the Company;

             (iii) violate, or result with giving of notice or lapse of time or both in any violation of, or result in the creation or imposition of, any Encumbrance upon any of the properties of the Company pursuant to any provision of, any mortgage, lien, lease, agreement, Governmental Permit, item of Intellectual Property, indenture, license, instrument, law, regulation, order, arbitration award, judgment or decree to which the Company is a party or by which the Company or any of its properties is bound, the effect of all of which violations, creations and impositions would result in liability to the Company in excess of $50,000 in the aggregate;

             (iv) constitute an event permitting modification, amendment or termination of a mortgage, lien, lease, agreement, Governmental Permit, item of Intellectual Property, indenture, license, instrument, order, arbitration award, judgment or decree to which the Company is a party or by which the Company or any of its properties is bound, which modification(s), amendment(s) or termination(s) would result in liability to the Company in excess of $50,000 in the aggregate; or

             (v) except for the filings contemplated in Section 2.1, require the approval, consent, authorization or act of, or the making by the Company or any other Person, of any declaration, filing or registration with any third Person or any Governmental Body, except to the extent that the failure to obtain any of the foregoing does not result in a Material Adverse Effect.

         SECTION 4.5. FINANCIAL STATEMENTS. Schedule 4.5 contains true and complete copies of (a) the balance sheets of the Company as of December 31, 1997 and December 31, 1998 (such 1998 balance sheet, the "December Balance Sheet") and the related statements of income and shareholders' equity and cash flows for the years then ended. The financial statements referred to in the preceding sentence are herein referred to collectively as the "Financial Statements". Subject, to normal year-end adjustments, all of the Financial Statements present fairly the financial condition and results of operations of the Company and its consolidated subsidiaries as of such dates and for such periods; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of the Company and its consolidated subsidiaries as of the dates thereof required to be disclosed by generally accepted accounting principles; and such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis except that such financial statements do not have footnotes.

         SECTION 4.6. OPERATIONS SINCE DECEMBER 31, 1998.

         (a) Except as set forth in the Financial Statements, since December 31, 1998, there has been no Material Adverse Effect.

         (b) Except for the transactions contemplated by this Agreement or described herein, since December 31, 1998 the Company has conducted its business in the ordinary course and in conformity with past practice and, without limiting the foregoing:

             (i) the Company has not made any capital expenditures or commitments for the acquisition or construction of any assets characterized as "property and equipment" on the Financial Statements exceeding $20,000 per item or exceeding $50,000 in the aggregate;

             (ii) Except as set forth in Schedule 4.6(ii) there has been no declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, and no issuance of any capital stock of the Company or of any securities convertible into or exchangeable or exercisable for, or otherwise representing any right to acquire, any such capital stock;

             (iii) the Company has not redeemed, repurchased, or otherwise acquired any of its capital stock or securities convertible into or exchangeable or exercisable for its capital stock or any other securities of the Company, and has not entered into any agreement, arrangement or other commitment to do so;

             (iv) the Company has not adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust fund or arrangement or other plan for the benefit of its employees;

             (v) the Company has not granted any bonus or other special compensation or increased compensation or benefits payable or to become payable to any of its directors, officers or employees except, in the case of employees, for increases, bonuses or special compensation in the ordinary course of business consistent with past compensation practice, nor taken any action with respect to the grant or increase of severance or termination pay nor entered into any employment, consulting or similar agreement;

             (vi) the Company has not incurred any indebtedness for money borrowed;

             (vii) the Company has not disposed of or acquired any assets or properties, other than in the ordinary course of business consistent with past practice;

             (viii) the Company has not been the subject of any change in accounting methods, principles or practice, except insofar as may have been required by a change in generally accepted accounting principles;

             (ix) there has been no damage, destruction or loss to tangible or intangible property which has resulted in a Material Adverse Effect; and

             (x) the Company has not entered into any agreement, arrangement or understanding, or otherwise resolved or committed, to do any of the foregoing.

         SECTION 4.7. NO UNDISCLOSED LIABILITIES. The Company is not subject to any obligation or liability of any nature (whether accrued, absolute, contingent, inchoate or otherwise, including, without limitation, unasserted claims), which would individually or in the aggregate be required by generally accepted accounting principles to be reflected on a balance sheet of the Company but is not reflected on the December Balance Sheet or the notes thereto, other than (i) obligations pursuant to or in connection with this Agreement or the transactions contemplated hereby, (ii) liabilities and obligations incurred in the ordinary course of business after December 31, 1998 and (iii) liabilities which do not have a Material Adverse Effect.

         SECTION 4.8. TAXES.

         (a) Except as set forth on Schedule 4.8(a), the Company has filed or caused to be filed all federal, state, foreign and local, tax returns, tax information returns, reports and estimates ("Returns"), for all taxable or reporting periods ending at or before the Effective Time (taking into account applicable extension periods) to the extent required to be filed by the Company under the applicable federal, foreign, state or local law, at or before the Effective Time; all Taxes shown to be due on such Returns have been paid in full when due; and all such Returns are true, complete and accurate in all material respects. As used in this Agreement, "Taxes" or "Tax" means all taxes of any kind and any interest or penalties related thereto, including, without limitation, net income, capital gains, gross receipts, franchise, or withholding taxes validly imposed upon, the Company with respect to such taxes.

         (b) There are no claims or investigations by any taxing authority pending or to the knowledge of the Company threatened against the Company for any past due Taxes for periods ending prior to the Effective Time.

         (c) Except as set forth on Schedule 4.8(c), the Company has (i) withheld all amounts required to be withheld from the wages of its employees, with respect to tax withholding and taxes due from such employees under the Federal Insurance Contributions Act or any other foreign, federal, state, or local unemployment tax laws for payroll periods ending before the close of business on the day before the Effective Time and (ii) filed all foreign, federal, state or local returns and reports that were required by the applicable foreign, federal, state or local law to be filed on or before the day before the Effective Time (taking into account applicable extension periods) with respect to such withholding for such periods.

         (d) The Company is not a United States Real Property Holding Corporation (a "USRPHC") within the meaning of Section 897 of the Code and was not a USRPHC on any "determination date" (as defined in Section 1.897-2(c) of the regulations promulgated by the Treasury Department pursuant to the Code (the "Treasury Regulations")) that occurred in the five-year period preceding the Effective Time.

         (e) The Company has not agreed and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party or it has no knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company.

         (f) The Company has filed a valid election to be treated as an S corporation for federal income tax purposes for all taxable periods beginning on January 1, 1997, which election was not terminated prior to January 1, 1999, and has filed elections under the applicable laws of the States listed on
Schedule 4.8, which elections were not terminated prior to the January 1, 1999.

         SECTION 4.9. GOVERNMENTAL PERMITS. The Company owns, holds or possesses all governmental licenses, franchises, permits, privileges, immunities, approvals and other authorizations which are necessary for its ownership, leasing, operation and use of its assets and properties and which are required for its carrying on and conducting its businesses as currently conducted and as proposed to be conducted (herein collectively called "Governmental Permits"), except where the failure to own, hold or possess the same would not have a Material Adverse Effect. Each of such material Governmental Permits is valid, and in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of the same is threatened, except for such suspensions or cancellations that would not have a Material Adverse Effect. No written notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any Governmental Permit has been received by the Company, except for those that, singly or in the aggregate, would not have a Material Adverse Effect. To the knowledge of the Company, there are no pending or proposed changes in permit requirements that would require the Company to make material additional monetary payments in order to obtain, renew or comply with any Governmental Permit, except for those that would not in the aggregate have a Material Adverse Effect.

         SECTION 4.10. REAL PROPERTY. The Company is not the owner of record or beneficial owner of any real property.

         SECTION 4.11. REAL PROPERTY LEASES. The sublease ("the Sublease") of the Company's headquarters in Atlanta, Georgia which is identified on Schedule
4.11 is the only lease, sublease or other agreement or document of the Company with respect to real property. A correct and complete copy of the Sublease has been delivered to Parent. The Company holds good and valid leasehold title to the property which is the subject of the Sublease, in each case free of all Encumbrances. To the knowledge of the Company, there are no existing defaults under the Sublease, and no event has occurred which with notice or lapse of time, or both, could constitute an event of default under the Sublease, which default would result in a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under the Sublease (which default would have a Material Adverse Effect).

         SECTION 4.12. INTELLECTUAL PROPERTY.

         (a) Schedule 4.12 contains a complete and correct list of all United States and foreign patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names and registered copyrights which are material to the business the Company (the "Intellectual Property"), including, if applicable, (i) the date of issuance or registration, (ii) the serial, patent or registration number,
(iii) the date of application, (iv) the expiration date and (v) the country of registration of such items of Intellectual Property and any material licenses thereunder.

         (b) The right, title or interest of the Company in each item of Intellectual Property is free and clear of Encumbrances which would have a Material Adverse Effect.

         (c) The Company has not received written notice that is still pending to the effect that the Company has infringed upon any patent, trademark, service mark, trade name, copyright, brand name, logo, symbol or other intellectual property right of any third party; nor is there any action pending or, to the knowledge of the Company, threatened, against the Company claiming that the Company has, whether directly, contributorily or by inducement, infringed any trade secret or misappropriated any other intellectual property which infringement, notice, charge, claim, or assertion, as the case may be, would have a Material Adverse Effect.

         (d) The Company has not sent or otherwise communicated to another Person any notice, charge, claim or other assertion of, and the Company has no knowledge of, any present, impending or threatened patent, trademark or copyright infringement of any Intellectual Property which infringement would have a Material Adverse Effect.

         SECTION 4.13. LABOR RELATIONS. No employee of the Company or of any employment agency, employee leasing company or other contractor with the Company for employees is, or has been during the immediately preceding six (6) years, represented by any union or other group representing employees. To the knowledge of the Company there are no organizing efforts by any union or other group seeking to represent any employees of the Company or of any employment agency, employee leasing company or other contractor with the Company for employees. The Company and any employment agency, employee leasing company or other contractor with the Company for employees has complied and is in compliance, in respect of its employees, in all material respects with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, all foreign jurisdictions and instrumentalities of the foregoing. The Company has been and is in compliance with the provisions of any service agreement with any employment agency, employee leasing company or other contractor with the Company for employees, and such employment agency, employee leasing company or other contractor with the Company for employees has been and is in compliance with the provisions of any such agreement with the Company.

         SECTION 4.14. EMPLOYEE BENEFIT PLANS.

         The term "Employee Plan" shall mean any pension, retirement, profit-sharing, deferred compensation, stock purchase, stock option, bonus or incentive plan, any medical, vision, dental or other health plan, any life insurance plan, vacation, severance, disability or any other employee benefit plan, program, policy, or arrangement, whether written, unwritten, formal or informal, including, without limitation, any "Employee Benefit Plan" as defined in Section 3(3) of ERISA, any employee benefit plan covering any employees of any other entity which, together with the Company, constitutes a single employer within the meaning of Section 414 of the Code (hereinafter collectively referred to as the "Company Group") to which any member of the Company Group has, or has had during the immediately preceding six (6) years, any direct or indirect obligations to make payments to or to contribute to, whether voluntary, contingent or otherwise, is a party or is bound and under which any employees of the Company Group are eligible to participate or derive a benefit, except any government-sponsored program or government-required benefit. Schedule 4.14 lists each Employee Plan which is presently in effect, or which was previously in effect (if it may result in a material liability). No Employee Plan is, or has been during the immediately preceding six (6) years, a defined benefit plan as defined in Section 3(35) of ERISA (a "Defined Benefit Plan") or is, or has been during the immediately preceding six (6) years, a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan").

         SECTION 4.15. CONTRACTS.

         (a) Except as set forth in Schedule 4.15, the Company is not a party to, nor bound by, nor is any of its properties subject to, any written or oral agreement described as follows:

             (i) any contract (except purchase orders that involve the purchase or sale of goods) with a value, or involving payments the Company, of more than $50,000 and which is not cancelable within six months after the date of notice of cancellation without liability upon such notice given at or after the Effective Time;

             (ii) any contract for the employment of any officer or employee (other than, with respect to any employee, contracts which are terminable without liability upon notice of 30 days or less and do not provide for any further payments following such termination) or with a former officer or employee pursuant to which payments by the Company may be required to be made at any time following the date hereof;

             (iii) any mortgage or other form of secured indebtedness, or any other indebtedness for money borrowed;

             (iv) any unsecured debentures, notes or installment obligations or other instruments for or relating to any unsecured borrowing of money by the Company, or any letter of credit issued to secure any obligation of a third party other than borrowings less than $50,000 in the aggregate; or

             (v) any agreement containing any covenant not to compete.

         (b) Complete and correct copies of all contracts, agreements and other instruments referred to in Schedule 4.15 have heretofore been made available to Parent and MergerCo by the Company.

         (c) The Company, or, to the knowledge of the Company, any third party, is not in default under, and no event has occurred which with notice or lapse of time, or both, could reasonably be expected to result in a material default under, or violation of, any contract, agreement or instrument identified in subsection (a) above, which defaults and violations in the aggregate would have a Material Adverse Effect.

         SECTION 4.16. NO VIOLATION, LITIGATION OR REGULATORY ACTION.

         (a) The Company has complied in all material respects in the conduct of its business with all material federal, state and local laws, except failures to comply which would not have a Material Adverse Effect. The Company has not been notified in writing that it may be a potentially responsible party under or otherwise in material violation of or material noncompliance with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, the Federal Water Pollution Control Act, 33 U.S.C. Section 1201, the Clean Water Act, 33 U.S.C. Section 1321, the Clean Air Act, 42 U.S.C.
Section 7401, and the Toxic Substances Control Act, 15 U.S.C. Section 2601, in each case, as amended from time to time, or any other federal, state or local law, ordinance or regulation dealing with the protection of human health, natural resources and/or the environment, and there are no events or facts known to the Company that indicate that the Company will be a "potentially responsible party", including without limitation, any disposal, release, burial or placement of hazardous or toxic substances, pollutants, contaminants, petroleum or gas products or asbestos containing materials by the Company or on properties owned or leased by the Company.

         (b) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against, the Company which if adversely determined could reasonably be expected to result in damages in excess of $50,000 that are not covered by insurance, nor has the Company entered into or received any consent decree, compliance order or administrative order (whether relating to environmental protection or otherwise); and the Company is not in default (or would not be in default with the giving of notice or lapse of time or both) in respect of any judgment, order, writ, injunction or decree of any court or any Governmental Body which defaults in the aggregate would have a Material Adverse Effect.

         SECTION 4.17. INSURANCE. Schedule 4.17 is a complete and correct schedule of all currently effective material insurance policies or binders of insurance or programs of self-insurance which relate to the business of the Company (excluding insurance funding Employee Plans which are set forth on Schedule 4.14). The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or material increase of premium for, any such policy or binder has been received by the Company, except such notices, disallowances or increases which would in the aggregate not have a Material Adverse Effect.

         SECTION 4.18. CERTAIN TRANSACTIONS OR ARRANGEMENTS. To the knowledge of the Company, except as described on Schedule 4.18, pursuant to employee benefit arrangements, employment agreements or arrangements or as expressly contemplated by this Agreement, no securityholder, officer or director of the Company (and no Relative of any such securityholder, officer or director) and no Affiliate or associate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), of any of the foregoing is presently, directly or indirectly, a party to any agreement, arrangement or understanding with the Company (other than arising out of the employment at will of that securityholder by the Company), including without limitation: (a) any contract, agreement, understanding, commitment or other arrangement providing for the furnishing of services or rental of real or personal property to or from, or otherwise relating to the business or operations of, the Company; (b) any loans or advances to or from the Company or any of the Subsidiaries; (c) any arrangement pursuant to which the Company or an Affiliate thereof may have any obligation or liability whatsoever; and (d) any transaction of a kind which would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission, if the Company were subject thereto.

         SECTION 4.19. CUSTOMER AND SUPPLIER RELATIONSHIPS. To the knowledge of the Company, the relationships of the Company with its material customers and suppliers are, in the aggregate, satisfactory, and the Company is not aware of any fact or circumstance (including the entering into of this Agreement) that would cause any change in such relationships, which change would have a Material Adverse Effect.

         SECTION 4.20. FINDERS. Neither the Company nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         SECTION 4.21. DISCLOSURE. All information relating to and concerning the Company contained in this Agreement or in any other certificate, instrument, schedule or other document given by the Company in connection with this Agreement and the Merger is true and correct in all material respects and no material facts necessary to prevent the statements made herein and therein from being misleading have been omitted.

         SECTION 4.22. BANK ACCOUNTS. Schedule 4.22 contains an accurate and complete list of bank accounts and/or safe deposit boxes maintained by the Company indicating the name and branch of the bank, the account number, the type of account, and the names of all persons authorized to draw thereon or who have access thereto.

         SECTION 4.23. PAYMENT OF CERTAIN EXPENSES. Except as provided in
Section 6.8 hereof, the Company has not paid or agreed to pay on behalf of any shareholder of the Company any costs incurred by any such shareholder in connection with this Agreement or the transactions contemplated hereby.

         SECTION 4.24. YEAR 2000. The Company's information technology, including, without limitation, computer software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related items of automated, computerized or software system that are used by the Company in the conduct of its business, is designed to be used prior to, during, and after the calendar year 2000, and the information technology used during each such time period will accurately receive, provide and process date/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it ("Year 2000 Compliant"). To the knowledge of the Company, each material supplier, vendor and customer of the Company is Year 2000 Compliant.

         SECTION 4.25. DISTRIBUTIONS. There has been no declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company except in connection with the payment of taxes.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND MERGERCO

         As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and MergerCo represent and warrant to the Company as follows:

         SECTION 5.1. ORGANIZATION. Each of Parent and MergerCo is a corporation duly organized, legally existing and in good standing under the laws of the jurisdiction of its formation and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. Prior to the date hereof, true and complete copies of the charter and bylaws of Parent and MergerCo have been delivered to the Company.

         SECTION 5.2. AUTHORITY.

         (a) Each of Parent and MergerCo has the requisite power and authority to execute and deliver this Agreement and all of the other instruments contemplated hereby to be executed by it, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement by Parent and MergerCo has been duly authorized and approved by all necessary corporate action on Parent and MergerCo's behalf and do not require any further authorization or consent of Parent or MergerCo or their respective stockholders. This Agreement has been duly executed and delivered by Parent and MergerCo. This Agreement is, and each other instrument of Parent and MergerCo contemplated hereby to be executed by Parent and MergerCo will be, the legal, valid and binding obligation of each of Parent and MergerCo, enforceable against them in accordance with its terms.

         (b) The execution and delivery by each of Parent and MergerCo of this Agreement or any of the other instruments contemplated hereby, the consummation by each of Parent and MergerCo of the transactions contemplated hereby and the compliance by each of Parent and MergerCo with, or fulfillment by each of them of the terms, conditions and provisions hereof, will not:

             (i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under its charter or by-laws or any note, instrument, agreement, mortgage, lease, license, franchise, Governmental Permit or judgment, order, award or decree to which it is a party, to which any of its properties are subject, or by which it is bound; or

             (ii) require the approval, consent, authorization or act of, or the making by it of any declaration, filing or registration with, any third Person or any Governmental Body.

         SECTION 5.3. NO FINDER. Neither Parent nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         SECTION 5.4. ABSENCE OF PROCEEDINGS. There is no action, suit, proceeding or investigation pending, or to the knowledge of Parent, threatened, against Parent or MergerCo which might adversely affect or restrict Parent or MergerCo's ability to consummate the transactions contemplated by this Agreement.

         SECTION 5.5. CAPITALIZATION.

         (a) The authorized capital stock of Parent consists of 5,000,000 shares of Preferred Stock, $0.01 par value per share, none of which is outstanding and 60,000,000 shares of Parent Common Stock of which, as of January 14, 1999, 17,543,402 shares were issued and outstanding and 4,046,566 were reserved for issuance upon the exercise of outstanding options, warrants or other rights to subscribe for or purchase from Parent capital stock of Parent or securities convertible into or exchangeable for Parent Common Stock. As of the date hereof, no shares of Parent capital stock have been issued subsequent to January 14, 1999 other than in connection with the exercise of outstanding stock options or warrants.

         (b) The authorized capital stock of MergerCo consists of 1,000 shares of Common Stock, $.01 par value per share, of which 100 shares are issued and outstanding.

         (c) The outstanding Parent Common Stock is, and the Parent Common Stock to be issued in the Merger will be, duly and validly authorized and issued, fully paid and non-assessable.

         SECTION 5.6. FINANCIAL STATEMENTS. Parent has furnished to the Company a balance sheet of Parent at December 31, 1997, and September 30, 1998 (unaudited) and related statements of operations and cash flows for the year ended December 31, 1997 and the nine months ended September 30, 1998 (unaudited). Such financial statements, with the notes thereto, are in accordance with the books and records of Parent, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be stated in the notes to such statements) throughout the periods covered by such statements and present fairly in all material respects the financial condition of Parent and the results of its operations and cash flows for the periods indicated.

         SECTION 5.7. SEC REPORTS. Parent has delivered to the Company copies of the following reports of Parent (the "SEC Reports") heretofore filed with the SEC: Form 10-Q for the fiscal quarter ended June 30, 1998, Form 10-Q for the fiscal quarter ended September 30, 1998, Form 8-K dated as of November 19, 1998 and Form 8-K dated as of December 15, 1998. Except as disclosed therein, none of the SEC Reports as of their respective dates of filing contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.8. ABSENCE OF ADVERSE CHANGES. Except as may be disclosed in the SEC Reports, since December 31, 1997 Parent has not suffered any material adverse change in the business, assets, operations or financial condition of Parent and its subsidiaries taken as a whole.

         SECTION 5.9. GOVERNMENTAL CONSENTS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Parent or MergerCo in connection with the execution, of this Agreement.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

         The respective parties hereto covenant and agree to take, or to cause the Company to take, the following actions between the date hereof and the Effective Time:

         SECTION 6.1. INVESTIGATION OF THE COMPANY BY PARENT. The Company shall afford to the officers, employees and authorized representatives of Parent (including, without limitation, independent public accountants, attorneys, consultants and engineers) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company to the extent Parent shall reasonably deem necessary or desirable and shall furnish to Parent or its authorized representatives, such additional information concerning the Company and its properties, assets, businesses and operations as shall be reasonably requested, including all such information as shall be necessary to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in Article IV, to verify that the covenants of the Company in Section 6.3 have been complied with and to determine whether the conditions set forth in Article VII have been satisfied. Parent covenants that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. No investigation by Parent or its representatives hereunder shall affect the representations and warranties of the Company.

         SECTION 6.2. CERTAIN AGREEMENTS. Each of the parties hereto shall use its commercially reasonable best efforts to consummate the transactions contemplated by this Agreement. Each party shall promptly notify the others of any action suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company shall promptly notify Parent of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced after the date hereof against the Company that would have been required to be included on Schedule 4.16, and, in the case of any of the foregoing pending on the date hereof, of any material development with respect thereto. The Company on the one hand, and Parent on the other, shall give prompt notice to the other party of (a) any notice or other communication received by any such party from any Governmental Body or third Person alleging that the consent of such Governmental Body or third Person is or may be required in connection with the transactions contemplated by this Agreement, (b) the occurrence of any event or circumstance which could have a Material Adverse Effect, and of which such party has knowledge or (c) the breach of any material representation, warranty, covenant or other material agreement of any such party.

         SECTION 6.3. OPERATIONS PRIOR TO THE EFFECTIVE TIME.

         (a) Subject to Section 6.3(b) hereof, the Company shall operate and carry on its business only in the ordinary course, except as otherwise expressly contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Company shall use commercially reasonable best efforts to
(i) keep and maintain its assets and properties in normal operating condition and repair, (ii) maintain the business organization of the Company intact and
(iii) preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company.

         (b) Except as contemplated by this Agreement, without the express prior written approval of Parent (which shall not be unreasonably withheld) the Company shall not:

             (i) amend its Articles of Incorporation or Bylaws;

             (ii) issue or agree to issue capital stock of the Company (by the issuance or granting of options, warrants or rights to purchase any capital stock issued thereby), any securities exchangeable or exercisable for or convertible into such capital stock, or other securities;

             (iii) split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividends (except distributions in an amount equal to the estimated taxes payable by the shareholders of the Company in respect of the net income of the Company for the portion of 1999 during which the Company is an S corporation for federal income tax purposes) or make any other distributions (whether in cash, stock or other property) in respect of such shares;

             (iv) issue, transfer, sell or deliver any shares of its capital stock (or securities convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock) or any other interest therein;

             (v) redeem, purchase or otherwise acquire for any consideration
         (A) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such stock,
         (B) any other securities of the Company or (C) any interest in any of the foregoing;

             (vi) incur any indebtedness for borrowed money, or amend, supplement or otherwise modify any of the terms of any instrument or agreement evidencing indebtedness for borrowed money;

             (vii) make any acquisition or disposition of stock or assets of any entity;

             (viii) incur capital expenditures not otherwise provided for in applicable budgets or in connection with the projects referenced on
         Schedule 4.6, and which expenditures are in excess of $50,000;

             (ix) merge or consolidate with any corporation or other entity;

             (x) enter into any employment or similar contract with, or materially increase the compensation payable to, any officer or employee;

             (xi) alter in any respect its practices and policies relating to the payment and collection, as the case may be, of accounts payable and accounts receivable;

             (xii) except as contemplated by or described in this Agreement, adopt, amend in any material respect or terminate any Employee Plan, severance plan or collective bargaining agreement or make awards or distributions under any Employee Plan, except awards or distributions to any participant or employee in the ordinary course of business consistent with past practices;

             (xiii) create, assume or suffer to be incurred any Encumbrance of any kind on any of its properties or assets other than (A) Encumbrances in the ordinary course of business consistent with past practices, as long as the creation, assumption or sufferance thereof does not interfere with, hinder or delay the transactions contemplated hereby and (B) Permitted Encumbrances;

             (xiv) amend, supplement or modify any contract set forth on
         Schedule 4.15 or relinquish any material right or privilege of the Company, except, in the case of any contract set forth on Schedule 4.15, for any such amendments, supplements or modifications which are not materially adverse to the Company; or

             (xv) agree, commit or resolve to do or authorize any of the foregoing.

         (c) Prior to the Closing, the Company shall:

             (i) promptly comply with all filing requirements which federal or state law may impose on the Company with respect to the transactions contemplated hereby; and

             (ii) use its reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any Governmental Body or other third Person, including without limitation, landlords and lenders and those persons (other than the Company) who are parties to the agreements described on Schedule 4.4 hereto, required to be obtained or made by it in connection with the transactions contemplated hereby.

         SECTION 6.4. NO PUBLIC ANNOUNCEMENT. Prior to the Effective Time, no party hereto shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case the other party shall be so advised, and Parent and the Company shall use their commercially reasonable best efforts to cause a mutually agreeable release or announcement to be issued. On the date hereof and at the Effective Time, the parties shall issue a joint press release which shall be reasonably acceptable to Parent and the Company.

         SECTION 6.5. GOVERNMENTAL FILINGS; CONSENTS. Parent and the Company shall cooperate with each other in filing any necessary applications, reports or other documents with any federal or state agencies, authorities or bodies (domestic or foreign) having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by, including required consents of, any such agencies, authorities or bodies.

         SECTION 6.6. EMPLOYEE BENEFITS. From and after the Closing, Parent and the Company shall perform all obligations pursuant to Employee Plans and policies that have accrued or otherwise become due on or before the Closing; provided, however, that nothing herein shall require the Parent or the Company to continue sponsoring or contributing to any such Employee Plan or policy.

         SECTION 6.7. AFFILIATES OF THE COMPANY AND PARENT As soon as practicable, the Company and Parent shall each deliver to the other a letter pursuant to Staff Accounting Bulletins 65 and 76 and Accounting Series Releases 130 and 135 (the "Affiliate Letter") identifying all persons who may be deemed affiliates of the Company or Parent, respectively, for purposes of the foregoing, including, without limitation, all directors and executive officers of the Company or Parent as of the date of the Affiliate Letter. Each of the Company and Parent shall use its best efforts to obtain as soon as practicable from each person listed on the respective Affiliate Letter and in any event prior to the Closing Date, an agreement not to sell shares of Company Common Stock or Parent Common Stock in excess of an amount which would contravene the provisions of the foregoing until combined results of operations covering at least thirty (30) days of combined operations are made public.

         SECTION 6.8. FUNDING OF CERTAIN OBLIGATIONS At the Effective Time, Parent shall pay or cause the Company to pay the fees, expenses and disbursements of the Company's counsel and accountants incurred by the Company in connection with the negotiation and preparation of this Agreement and its performance and compliance with the terms and conditions contained herein; provided that the aggregate total of such fees, expenses and disbursements as set forth on Schedule 6.8 and any other expenses of the Company incurred in connection with the transactions contemplated hereby shall not exceed $50,000, and any amounts in excess of such amounts shall be borne by parties that are shareholders of the Company immediately prior to the Effective Time.

                                  ARTICLE VII

                            CONDITIONS PRECEDENT TO
                       OBLIGATIONS OF PARENT AND MERGERCO

         The obligations of Parent and MergerCo to consummate the transactions contemplated by this Agreement shall, at the option of Parent and MergerCo, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         SECTION 7.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by the Company in the performance of any of its covenants, agreements and obligations herein; none of the representations and warranties contained or referred to in Article IV hereof shall fail to be true and correct on the date hereof and at the Effective Time as though made at the Effective Time, except for (a) representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct as of such date or time), (b) representations and warranties which are not qualified by Material Adverse Effect or otherwise by material adversity (which need be true and correct except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the following clause (c)) would not have a Material Adverse Effect), (c) representations and warranties which are qualified by Material Adverse Effect or otherwise by material adversity shall also be true and correct without regard to such qualification except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the preceding clause (b)) would not have a Material Adverse Effect, (d) the representations and warranties set forth in Section 4.2 shall be true and correct on the date hereof and at the Effective Time and (e) changes therein specifically resulting from any transaction expressly consented to in writing by Parent; and there shall have been delivered to Parent and MergerCo a certificate to such effect, dated the Effective Time and signed by the President or other senior executive officer of the Company.

         SECTION 7.2. RESIGNATIONS OF DIRECTORS. Prior to the Closing, Parent shall notify the Company of those directors of the Company from whom it will require resignations. The Company shall have furnished Parent with such signed resignations, effective as of the Closing.

         SECTION 7.3. LITIGATION. As of the Effective Time, there shall be no injunction, restraining order or decree of any nature of any court or other Governmental Body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions or other material obligations of the parties hereto as contemplated hereby.

         SECTION 7.4. NECESSARY APPROVALS AND CONSENTS. The Company shall have delivered to Parent such evidence as Parent may reasonably request of the receipt of all consents, approvals and actions of any third Person or Governmental Body specified in Schedule 4.4.

         SECTION 7.5. CORPORATE ACTION. The Board of Directors of the Company shall have taken all action necessary to approve the transactions contemplated by this Agreement, and the Company shall have furnished Parent with certified copies of resolutions adopted by the Board of Directors of the Company, in form and substance reasonably satisfactory to counsel for Parent, in connection with such transactions.

         SECTION 7.6. ADOPTION OF AGREEMENT. This Agreement shall have been adopted by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable law.

         SECTION 7.7. POOLING OF INTERESTS. Parent shall have been advised that PricewaterhouseCoopers LLP concurs with management's assessment that the Merger qualifies as a "pooling of interests" for accounting purposes.

         SECTION 7.8. NONCOMPETITION AGREEMENTS. Each of Brad J. Hammond and Mike Carroll shall have entered into noncompetition agreements pursuant to which he shall agree not to engage, directly or indirectly, whether as a partner, consultant, officer, director, employee, greater-than-five-percent (5%) shareholder, sales representative, proprietor or otherwise in any business activities in competition with the Company for a term of two years after the Closing Date, such noncompetition agreement to be in form and substance reasonably satisfactory to Parent.

         SECTION 7.9. WITHHOLDING TAXES. Each of Tom Cudihy, Mike Carroll, Harrison Mullin and Brian Zimmerman shall have delivered to Parent funds sufficient to pay the withholding taxes (including, without limitation, federal and state income taxes and FICA taxes) imposed on the issuance to such individuals of Company Common Stock during 1998, in the amount reasonably determined by Parent.

         SECTION 7.10. OPINION. Kilpatrick Stockton LLP shall have delivered to the Parent a legal opinion, dated as of the Effective Time, in form and substance satisfactory to Parent and its counsel.

                                  ARTICLE VIII

                            CONDITIONS PRECEDENT TO
                           OBLIGATIONS OF THE COMPANY

         The obligations of the Company to consummate the transactions contemplated by this Agreement shall, at its option, be subject to the satisfaction at or prior to the Effective Time, of the following conditions:

         SECTION 8.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Parent or MergerCo in the performance of any of their covenants and agreements herein; each of the representations and warranties of Parent and MergerCo contained or referred to in this Agreement shall be true and correct at the Effective Time as though made at the Effective Time, except for (a) representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct as of such date or time), (b) representations and warranties which are not qualified by material adverse effect or otherwise by material adversity (which need be true and correct except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the following clause (c)) would not have a material adverse effect) and (c) representations and warranties which are qualified by material adverse effect or otherwise by material adversity shall also be true and correct without regard to such qualification except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the preceding clause (b)) would not have a material adverse effect; and there shall have been delivered to the Company a certificate to such effect, dated the Effective Time and signed by the Chief Executive Officer or other senior executive officer of Parent.

         SECTION 8.2. LITIGATION. As of the Effective Time, there shall be no injunction, restraining order or decree of any nature of any court or other Governmental Body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions or other material obligations of the parties hereto as contemplated hereby.

                                   ARTICLE IX

                                  TERMINATION

         SECTION 9.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time: (a) by the mutual consent of Parent and the Company; (b) by Parent in the event that any condition set forth in Article VII shall not be satisfied and shall not be reasonably capable of being remedied at or prior to March 31, 1999, (c) by the Company in the event that any condition set forth in
Article VIII shall not be satisfied and shall not be reasonably capable of being remedied at or prior to March 31, 1999; and (d) by Parent or the Company if the Effective Time shall not have occurred on or before March 31, 1999 (or, if Parent and the Company shall have agreed to a later date pursuant to Section 2.2, on or before any such later date); provided, however, that no party may terminate this Agreement pursuant to clause (b), (c) or (d) if the failure of any condition in Article VII or
Article VIII to be satisfied or the failure of the Effective Time to occur on or before March 31, 1999 (or, if Parent and the Company shall have agreed to a later date pursuant to Section 2.2, on or before any such later date), results from the willful and material breach by such party of any covenant of this Agreement.

         SECTION 9.2. NO LIABILITY UPON TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article IX, all obligations of the parties under this Agreement (other than under this Section 9.2) shall be terminated without liability or penalty on the part of any party or its officers or directors to any other party, other than as may result from any willful and material breach by a party of this Agreement.

                                   ARTICLE X

                        SURVIVAL OF REPRESENTATIONS AND
                   WARRANTIES AND INDEMNIFICATION PROVISIONS

         SECTION 10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the parties contained herein shall survive the Merger regardless of any investigation by the other parties or their agents for the period of the Escrow Term; provided, however, that liability on the part of any shareholder of the Company for any misrepresentation or breach of warranty hereunder shall be limited to such shareholder's pro rata interest in the Escrow, except for intentional or reckless misrepresentations which shall not be so limited and liability for which shall survive the Escrow Term.

         SECTION 10.2. INDEMNIFICATION. In view of the fact that upon the Effective Time the Company will become a wholly-owned subsidiary of Parent and in order to provide protection for Parent from and after the Closing, the Escrow shall be established on behalf of those persons who immediately prior to the Closing were shareholders of record of the Company as set forth in Schedule
4.2 (the "Shareholder Group"), which Escrow shall, subject to and to the extent provided in Article XI, indemnify and hold Parent and the Company harmless in respect of any losses or liabilities (including without limitation legal and other out-of-pocket expenses for investigating or defending any actions or threatened actions) incurred by Parent or the Company in connection with any misrepresentation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any certificate, instrument, schedule or document given by the Company in connection with this Agreement (all of which are herein collectively referred to as "Deficiencies" and individually as a "Deficiency"); provided, however, that indemnity shall be due under this Section 10.2 only to the extent that the actual loss suffered by Parent or the Company attributable to such Deficiencies exceeds a cumulative aggregate amount of $100,000 (the "Deductible"), Parent and the Company shall be entitled to recover damages for breach of any representation or warranty of the Company under this Agreement after the Closing only pursuant to the escrow arrangements set forth in Article XI, except for intentional or reckless misrepresentations as set forth in Section 10.1 hereof.

         SECTION 10.3. APPOINTMENT OF REPRESENTATIVE. Approval of this Agreement by a majority of the outstanding Shares shall constitute appointment by the Shareholder Group of Brad J. Hammond as the representative (the "Representative") of the Shareholder Group with respect to the Escrow. The actions of the holders of a majority of the shares of Parent Common Stock contributed to the Escrow shall be binding upon all members of the Shareholder Group. The Representative shall in no event be liable to any of the Shareholder Group or to Parent, MergerCo or the Company for any action taken in good faith by the Representative in the scope of performing his role hereunder.

         SECTION 10.4. CONTROL OF ACTIONS AND PROCEEDINGS. Parent shall be entitled to fully control the defense and settlement of any claim by a third party against the Company even though such claim is or may be covered by the indemnification provisions hereof; provided, however, that Parent shall not settle or compromise any third party claim which is the subject of a claim against the Escrow without the written consent of the

Representative, which consent will not be unreasonably withheld; and provided further that Parent may nevertheless settle or compromise any such third party claim without the Representative's written consent if the failure to so settle or compromise in a timely manner will in the reasonable judgment of Parent materially and adversely affect Parent or the Company (any such settlement shall not prejudice the rights of any party to maintain that such settlement should not result in a claim for indemnification in the amount of the settlement or at all).

                                   ARTICLE XI

                              ESCROW ARRANGEMENTS

         SECTION 11.1. ESCROW TERM. The Parent agrees to hold the Escrow of Parent Common Stock (the "Escrow Stock") until May 15, 1999 (the "Escrow Term"), and, subject to the further provisions of this Article XI, at the expiration of the Escrow Term (subject to any pending claims), any Escrow Stock remaining in the Escrow shall be delivered by Parent to such shareholders in accordance with such shareholders' respective interests as set forth on
Schedule 3.2.

         SECTION 11.2. NOTICE OF CLAIMS.

         (a) If, during the Escrow Term, Parent, MergerCo or the Company shall deliver to the Representative written notice of a Deficiency against which Parent, MergerCo or the Company are entitled to indemnification under Article X of this Agreement and setting forth the applicable information called for by
Section 11.3(b) ("Notice of Claims"), Parent shall, notwithstanding the expiration of the Escrow Term, continue to hold a number of shares of Escrow Stock in the Escrow equal to the aggregate amount of Deficiencies referred to in such Notice of Claims and any other unresolved Notice or Notices of Claims (or if the amount referred to in such Notice(s) of Claims is greater than the amount held in the Escrow, then Parent shall continue to hold the entire amount in the Escrow) until such claims are resolved pursuant to Section 11.4.

         (b) Any Notice of Claims shall contain the following information to the extent it is reasonably available to Parent, MergerCo or the Company:

             (i) The amount of the alleged loss or liability against which Parent, MergerCo or the Company is indemnified;

             (ii) A brief description of the circumstances giving rise to the alleged loss or liability; and

             (iii) The amount of unused Deductible.

         (c) The Parent shall not remove Escrow Stock from the Escrow pursuant to a Notice of Claims until such Notice of Claims has been resolved in accordance with Section 11.4.

         SECTION 11.3. RESOLUTION OF NOTICE OF CLAIMS AND TRANSFER OF ESCROW STOCK. Notice of Claims sent by Parent, MergerCo or the Company pursuant to
Section 11.2 shall be resolved as follows:

         (a) Uncontested Claims: In the event that the Representative does not contest a Notice of Claims in writing to Parent within 30 days of the mailing of said Notice of Claims as set forth in Section 11.2(a), Parent shall remove from the Escrow a number of shares of Escrow Stock with a value (determined pursuant to Section 11.3(c)) equal to the amount specified in the Notice of Claims (less any unused Deductible as specified in such Notice of Claims) and notify the Representative of such removal;

         (b) Contested Claims: In the event that the Representative contests the Notice of Claims in writing to Parent within such 30-day period, Parent shall continue to hold Escrow Stock in the Escrow in an amount sufficient to cover such claims (notwithstanding the expiration of the Escrow Term) until
(i) a settlement agreement is executed by Parent, MergerCo, the Company and the Representative setting forth a resolution of the Notice of Claims or (ii) a final judgment is entered by a court of competent jurisdiction as to the disposition of the disputed amount held in the Escrow.

         (c) Determination of Amount of Claims. Any amount owed to Parent, MergerCo or the Company hereunder determined pursuant to Section 11.3(a) or (b) shall be immediately available to Parent, MergerCo and the Company at the option of Parent out of Escrow Stock then held by Parent on a per share value equal to the average closing price per share of Parent Common Stock on the principal exchange upon which the shares are listed for the 10 trading days prior to the date hereof. Parent is authorized to sell Escrow Stock in the market in order to satisfy any obligation owing hereunder. In the event of any such sale, the Representative shall execute and deliver to Parent such additional stock assignments, duly executed and with signature guaranteed, and such other documents as may reasonably be necessary to effect a sale of all or part of Escrow Stock.

         (d) Claims to be Paid Pro Rata. Unless otherwise directed, the use shares of Escrow Stock for indemnification hereunder shall be in proportion to the respective interests therein among the registered holders of Escrow Stock set forth in Schedule 3.2.

         (e) No Election of Remedies. The Representative acknowledges and agrees that Parent, MergerCo and the Company may institute claims against Escrow Stock and in satisfaction thereof may retake shares of Escrow Stock without making any claims directly against the Company and without rescinding or attempting to rescind the transactions consummated pursuant to this Agreement. The assertion of any single claim for indemnification hereunder shall not bar Parent, MergerCo or the Company from asserting other claims for indemnification hereunder. It is hereby agreed that Parent, MergerCo and the Company need not exhaust any other remedies that may be available to them.

         SECTION 11.4. RIGHTS RELATING TO ESCROW STOCK. The parties hereto agree that so long as any Escrow Stock is held by Parent in the Escrow hereunder all share dividends and stock split shares with respect to such Escrow Stock shall be delivered to Parent and shall be deemed Escrow Stock hereunder, but the registered holders of Escrow Stock shall be entitled to vote the shares evidenced thereby and to receive dividends (other than share dividends) on such shares of Escrow Stock.

                                  ARTICLE XII

                               GENERAL PROVISIONS

         SECTION 12.1. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) five business days after being sent by registered or certified mail, return receipt requested, (b) upon delivery, if hand delivered, (c) one business day after being sent by prepaid overnight carrier with guaranteed delivery, with a record of receipt, or (d) upon transmission with confirmed delivery if sent by cable, telegram, facsimile or telecopy, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

         (a)      if to Parent:

                  broadcast.com inc.
                  2914 Taylor Street
                  Dallas, Texas  75226
                  Attn.:  Todd Wagner
                  Telecopy:  214.748.6657
            with copies to:

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, New York  10166
                  Attn.:  Sean P. Griffiths
                  Telecopy:  212.351.4035

         (b)      if to the Company:

                  Net Roadshow, Inc.
                  580 Armour Circle
                  Atlanta, Georgia  30324
                  Attn: Brad J. Hammond
                  Telecopy: 404.873.0299

            with copies to:

                  Kilpatrick Stockton, LLP
                  1110 Peachtree Street, Suite 2800
                  Atlanta, Georgia  30309
                  Attn: David A. Stockton
                  Telecopy: 404.815.6555

         SECTION 12.2. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in the case that any provision contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         SECTION 12.3. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of Parent and the Company.

         SECTION 12.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

         SECTION 12.5. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. Nothing in this Agreement, expressed or implied, is intended or shall be construed upon any Person (other than the parties hereto and the successors and assigns permitted by this Section 12.5) any right, remedy or claim under or by reason of this Agreement.

         SECTION 12.6. TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         SECTION 12.7. SCHEDULES AND EXHIBITS. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         SECTION 12.8. ENTIRE AGREEMENT; AMENDMENTS. This Agreement including the schedules and exhibits, and the letter agreement regarding negotiations dated January 15, 1999, contain the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

         SECTION 12.9. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         SECTION 12.10. SPECIFIC PERFORMANCE. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such a remedy shall, however, not be exclusive, and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                           [Signatures on next page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

NET ROADSHOW, INC., a Georgia corporation     BROADCAST.COM INC., a Delaware
                                              corporation

By:      /s/ Brad J. Hammond
   ------------------------------------
          Name:  Brad J. Hammond              By:      /s/ Todd R. Wagner
          Title:  President                      ------------------------------
                                                 Name:  Todd R. Wagner
                                                 Title:  Chief Executive Officer

                                              NRS ACQUISITION, INC., a Delaware
                                              corporation


                                              By:      /s/ Todd R. Wagner
                                                 -------------------------------
                                                 Name:  Todd R. Wagner
                                                 Title:  President

                                                                      EXHIBIT A


                             CERTIFICATE OF MERGER

                                       OF

                             NRS ACQUISITION, INC.
                            (A DELAWARE CORPORATION)

                                 WITH AND INTO

                               NET ROADSHOW, INC.
                            (A GEORGIA CORPORATION)


         NRS Acquisition, Inc., a Delaware corporation and the non-surviving corporation in the merger ("NRS"), and Net Roadshow, Inc., a Georgia corporation and the surviving corporation in the merger ("Net Roadshow"), hereby certify that:

                                       I.

         The name and state of incorporation of each constituent corporation which is merging are:

         (a) NRS Acquisition, Inc., a business corporation under the laws of the State of Delaware; and

         (b) Net Roadshow, Inc., a business corporation under the laws of the State of Georgia.

                                      II.

         The surviving corporation in the merger is Net Roadshow, Inc., a Georgia corporation, which will continue its existence as the surviving corporation.

                                      III.

         The Agreement and Plan of Reorganization (the "Agreement") has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of the Georgia Business Corporation Code (the "GBCC") and of the General Corporation Law of the State of Delaware (the "DGCL").

                                      IV.

         Approval of the merger by the shareholders of NRS was obtained pursuant to Section 251 of the DGCL.

                                       V.

         The articles of incorporation of Net Roadshow, in effect immediately prior to the effective time of the merger shall be the articles of incorporation of the surviving corporation; and said articles of incorporation shall continue to be the articles of incorporation of the surviving corporation until amended and changed in accordance with the provisions of the GBCC.

                                      VI.

         The executed Agreement is on file at the principal place of business of Net Roadshow, which is: 580 Armour Circle, Atlanta, Georgia 30324. 1 VII.

         A copy of the Agreement will be furnished by Net Roadshow, on request and without cost, to any party to the Agreement.

                                     VIII.

         The surviving corporation hereby undertakes to make the request for publication of a notice of filing of this Certificate of Merger and payment therefor in accordance with Sections 14-2-1006.1 and 14-2-1105.1(b) of the GBCC.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of this ____ day of _____________, 1999.

                                        NET ROADSHOW, INC.
                                        a Georgia corporation



                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------